POWER OF ATTORNEY

    Know all by these presents, that I, Maureen Breakiron-Evans, hereby constitute and appoint each  of Robert H.B. Baldwin, Jr., Charles H.N. Kallenbach and Edythe K. Nipper, or any of them signing singly, and with full power of substitution, my true and lawful attorney in fact to:

(1)    execute for and on my behalf, in my capacity as an officer and/or director of Foundation Coal Holdings, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)        do and perform any and all acts for and on my behalf  which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

(3)    take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney in fact, may be to my benefit, in my best interest, or legally required by me, it being understood that the documents executed by such attorney in fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney in fact may approve in such attorney in fact's discretion.

    I hereby grant to each such attorney in fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney in fact, or such attorney in fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  I acknowledge that (i) I have granted this authority to each such attorney-in-fact solely to make it more convenient for me to comply with my reporting requirements under Section 16(a), (ii) my granting of this authority does not relieve me of any of my responsibilities to prepare and file on a timely basis all reports that I may be required to file under Section 16(a), and (iii) neither the Company nor any of the attorneys-in-fact has assumed, or shall be deemed to assume, any of my responsibilities in that regard.

    This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys in fact.

    IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed as of this 8th day of May, 2013.

        /s/ Maureen Breakiron-Evans